Exhibit h (vi) under Form N-1A
                                             Exhibit 10 under Item 601/Reg.S-K


                             SERVICING AGREEMENT

     The parties to this Agreement are Federated Investment Management Company ("FIMCO"), a Delaware business trust, and Deutsche Asset Management, Inc. ("DeAM, Inc."), a corporation organized under the laws of the State of Delaware. This Agreement is made as of February 22, 2002.

                                   WITNESS

     WHEREAS: Federated Large Cap Index Fund ("Fund"), a series of Federated Index Trust ("Company"), an open-end investment company registered under the Investment Company Act of 1940 ("1940 Act"), invests substantially all of its assets in Equity 500 Index Portfolio ("Portfolio"), an open-end investment company registered under the 1940 Act;

     WHEREAS: DeAM, Inc. serves as investment adviser for, and provides other services to, the Portfolio;

     WHEREAS: FIMCO provides supervisory and administrative services to the Fund, including, but not limited to, establishing and maintaining investment accounts, providing other information relating to the Fund, and providing processing and transfer arrangements for the investment and reinvestment of assets in the Fund ("Services"); and

     WHEREAS: In order to facilitate the investment of assets in the Fund, and thus the Portfolio, DeAM, Inc. desires that FIMCO provide Services to beneficial owners and potential beneficial owners of interests in the Portfolio;

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

1.   Appointment of FIMCO;  Procedural  Matters:  DeAM,  Inc.  hereby appoints
     -------------------------------------------
     FIMCO to provide Services to current and potential beneficial owners of interests in the Portfolio. FIMCO agrees to provide the following Services to current and potential beneficial owners of interests in the
     Portfolio:

     (a) provide information relating to the Portfolio or its relationship with the Fund, as the case may be, to current or prospective beneficial owners of interests in the Portfolio;

     (b) assist Fund shareholders in opening, or maintaining, accounts with the Fund; and

     (c) maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services. Upon request of the Portfolio or DeAM, Inc. (and at their expense, respectively), FIMCO shall provide copies of all records relating to the Portfolio or the Fund as may be reasonably requested to enable the Portfolio or DeAM, Inc., their representatives or agents to: comply with any request or inquiry of a government body, self-regulatory agency or auditor; comply with applicable laws or regulations; monitor and review the performance of FIMCO or its compliance with applicable laws, regulations and procedures; or resolve disputes and reconcile records.

2.   Fees: In consideration  for the Services to be provided by FIMCO pursuant
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     to this Agreement,  FIMCO will be entitled to receive from DeAM, Inc. the fees set forth in Schedule A to this Agreement. Fees shall be paid monthly. DeAM, Inc., or its agents, will calculate the amount of such monthly payment. The parties agree that such fees are for administrative and related services provided by FIMCO, and are not for investment advisory services.

3.   Representations by FIMCO. FIMCO represents that:
     -------------------------

     (a) it shall at all times, comply with all laws, rules and regulations applicable to it by virtue of entering into, and providing the Services called for by this Agreement;

     (b) it has full power and authority under applicable laws, and has taken all action necessary to enter into and perform this Agreement;

     (c) its receipt of fees under this Agreement will not constitute a "prohibited transaction" as such term is defined in Section 406 of the Employee Retirement Income Security Act of 1974 and Section 4975 of the Internal Revenue Code of 1986;

     (d) it will promptly notify DeAM, Inc. in the event that it is unable to perform any of its obligations under this Agreement.

4.   Representations by DeAM, Inc. DeAM, Inc. represents that:
     -----------------------------

     (a) DeAM, Inc. and the Portfolio shall, at all times, comply with all laws, rules and regulations applicable to each of them by virtue of entering into this Agreement;

     (b) it has full power and authority under applicable laws, and has taken all action necessary to enter into and perform this Agreement;

     (c)  the Portfolio is registered under the 1940 Act; and

     (d) it will promptly notify FIMCO in the event that it is unable to perform any of its obligations under this Agreement.

5.   Non-Exclusivity.  DeAM, Inc. acknowledges and agrees that FIMCO may enter
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     into agreements similar to this Agreement with  organizations  other than
     DeAM, Inc. which also serve as transfer agents and/or service providers for mutual funds. FIMCO acknowledges and agrees that nothing contained herein shall prohibit DeAM, Inc. or any affiliate of DeAM, Inc. from providing administrative, sub-accounting or record keeping services or from soliciting any client or entity to enter into any arrangement with DeAM, Inc. or any affiliate of DeAM, Inc. for such services.

6.   Use of  Names.  Except  as  otherwise  expressly  provided  for  in  this
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     Agreement,  FIMCO  shall not use,  nor shall it allow  its  employees  or agents to use, the name or logo of DeAM, Inc. or the Portfolio, or any products or services sponsored, managed, advised or administered by DeAM, Inc. or any of its affiliates, for advertising, trade, or other commercial or non-commercial purposes without the consent of DeAM, Inc. or the Portfolio.

7.   Representations.  FIMCO and its agents shall not make any representations
     ----------------
     concerning DeAM, Inc. or the Portfolio except those contained in the then-current registration statement of the Fund or Portfolio, materials created by FIMCO and approved by DeAM, Inc. or the Portfolio prior to use, or materials created by or on behalf of DeAM, Inc. or the Portfolio.

8.   Termination of Agreement.  This Agreement shall terminate at such time as
     -------------------------
     the Fund no longer holds an interest in the Portfolio. In the event of termination, DeAM, Inc. shall pay FIMCO fees to the date of such termination, which shall be computed pro rata based on the period during which the Agreement was in effect.

9. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing and shall be hand delivered, mailed by certified mail, or sent by overnight courier to the other party at the following address or such other address as each party may give notice to the other:

      If to FIMCO:

      Federated Investment Management Company
      Federated Investors Tower
      1001 Liberty Avenue
      Pittsburgh, PA  15222-3779
      Attention:  General Counsel


      If to DeAM, Inc.:

      Global Fund ServicesOne South Street
      Baltimore, MD 21202
      Attention: Richard T. Hale


     With a copy to:

     DeAM, Inc.
     130 Liberty Street, Mailstop _______________
     New York, NY 10006
     Attention: ____________________


10. Amendment, Assignment and Other Matters. This Agreement may not be amended except by a written agreement signed by all parties. This Agreement shall not be assigned by either party without the written consent of the other party. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.



FIMCO                                     DeAM, Inc.


By:   _____________________________       By:   _____________________________

Name: _____________________________       Name: _____________________________

Title:                                          _____________________________
Title:                                    _____________________________

                                  SCHEDULE A

                                 Compensation

     For the services rendered or to be rendered under this Agreement, DeAM shall pay FIMCO the following servicing fees effective February 22, 2002:

     For assets under $500,000,000, 0.0225% basis points; for assets of $500,000,000 or more, 0.035%.

     .

          The fee payable each month shall be an amount equal to the Fund's average daily net assets invested in the Portfolio during the month, multiplied by the applicable per annum rate described above, multiplied by a fraction, the numerator of which is the number of days in the month and the denominator of which is 365.